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                                                                    EXHIBIT 21.1

                 SCHUFF INTERNATIONAL, INC. LIST OF SUBSIDIARIES

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NAME OF ENTITY                                      JURISDICTION OR ORGANIZATION
1.       Schuff Steel Company                                  Arizona

2.       B& K Steel Fabrications, Inc.                         Arizona

3.       Addison Structural Services, Inc.                     Florida

4.       Addison Steel, Inc.                                   Florida

5.       Quincy Joist Company                                  Florida

6.       Six Industries, Inc.                                  Texas

7.       Aitken, Inc.                                          Texas

8.       Bannister Steel, Inc.                                 California

9.       On-Time Steel Management, Inc.                        Arizona
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